Exhibit 99.3

News Release

FOR IMMEDIATE RELEASE

L3Harris Technologies Names Jay Malave Senior Vice President and Chief Financial Officer

MELBOURNE, Fla., July 1, 2019 — L3Harris Technologies (NYSE:LHX) has named Jesus “Jay” Malave, Jr. Senior Vice President and Chief Financial Officer, reporting to L3Harris Chairman and Chief Executive Officer William M. Brown, effective June 29, 2019. Malave was elected CFO of the new L3Harris following the close of the merger between L3 and Harris, and succeeds former L3 and Harris CFOs, Ralph D’Ambrosio and Rahul Ghai, who have decided for personal reasons to pursue new opportunities. Both D’Ambrosio and Ghai will actively support a transition period.

Malave is a seasoned CFO with an extensive background in financial planning and analysis, corporate finance, post-merger integration and investor relations, and has a deep knowledge of the aerospace and defense industry. He joins L3Harris from United Technologies Corporation, where he spent more than 20 years in roles of increasing responsibility, including VP & CFO of the $15 billion UTC Aerospace Systems business; VP, Financial Planning & Treasury at Hamilton Sundstrand, with responsibility for planning the integration of Goodrich Corporation; four years as VP, Investor Relations; and most recently as VP & CFO of the $19 billion Carrier business segment.

“I am delighted to welcome Jay to L3Harris, and am confident that his broad financial expertise, post-merger integration experience, industry knowledge and passion for talent development will serve us well as we build the new L3Harris,” said Brown. “I would also like to thank Rahul and Ralph for their many contributions, including establishing the foundation of L3Harris, and I wish them well in their next endeavors. We’re excited to hit the ground running on day one and with Jay at the finance helm, I am confident we are well positioned to create long-term value for our shareholders.”

"I am honored to join the L3Harris team at this exciting time and look forward to building on the significant progress that has already been made and contributing to the integration,” said Malave. “I believe L3Harris has a talented management team and am thrilled to have the opportunity to leverage my background and skills to help the company continue to deliver strong results for all of our stakeholders."

As CFO, Malave will oversee L3Harris’ accounting, financial planning & analysis (FP&A), investor relations, internal audit, tax and treasury functions.

About L3Harris Technologies

L3Harris Technologies is an agile global aerospace and defense technology innovator, delivering end-to-end solutions that meet customers’ mission-critical needs. The company provides advanced defense and commercial technologies across air, land, sea, space and cyber domains. L3Harris has approximately $17 billion in annual revenue and 50,000 employees, with customers in 130 countries. L3Harris.com.

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Contacts:
Investor Relations:
Anurag Maheshwari, +1-321-727-9383
Anurag.Maheshwari@L3Harris.com

Media Relations:
Jim Burke, +1-321-727-9131
Jim.Burke@L3Harris.com